Exhibit 99(a)
TRUSTCO
Bank Corp NY	News Release

5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311   Fax: (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ – TRST
Contact:	Kevin T. Timmons
Vice President/Treasurer
518-381-3607

FOR IMMEDIATE RELEASE:

TrustCo Appoints Eric Schreck as
Florida Regional President

Glenville, New York – June 10, 2009

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) is pleased to announce the appointment of Eric Schreck as the Florida Regional President for Trustco Bank effective June 1st.  Mr. Schreck has been employed with Trustco Bank for 20 years, most recently as Administrative Vice President for Branch Administration based at corporate headquarters in Glenville, New York, and has been a key member of the team building the Bank’s presence in Central Florida.

TrustCo Chairman, President and Chief Executive Officer Robert J. McCormick noted, “We have made a significant investment in developing a major presence in the Central Florida market, and now have 40 branches in the region.  With the growing importance of our Florida franchise we feel it is time to have a locally based executive leading our effort.  Eric has been a key member of our team managing our operations bank-wide, and was the natural choice to designate as Regional President in Florida.  We believe his strengths will allow Trustco to continue to gain share in this key market.”

Mr. Schreck and his family will relocate to the Central Florida area at the end of June.

Trustco Bank was recently named the eighth best performing bank in the country by the ABA Banking Journal out of all banks with assets of more than $3 billion.

TrustCo Bank Corp NY is a $3.5 billion bank holding company and through its subsidiary, Trustco Bank, operates 128 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.